Exhibit (a)(5)(B)

Innoviva Completes Acquisition of La Jolla Pharmaceutical

BURLINGAME, Calif.—(BUSINESS WIRE)—Aug. 22, 2022— Innoviva, Inc. (Nasdaq: INVA) (“Innoviva”), a diversified holding company with a portfolio of royalties and a growing portfolio of innovative healthcare assets, today announced that its tender offer to purchase any and all issued and outstanding shares of common stock of La Jolla Pharmaceutical Company (Nasdaq: LJPC) (“La Jolla”) at a price of $6.23 per share (the “Offer Price”), net to the seller in cash, without interest and less required withholding taxes, expired one minute after 11:59 p.m. New York City time on Friday, August 19, 2022. Today, following the consummation of the tender offer, Innoviva successfully completed its acquisition of La Jolla, which is dedicated to the commercialization of innovative therapies that improve outcomes in patients suffering from life-threatening diseases.

La Jolla brings to Innoviva an established product portfolio, including GIAPREZA® (angiotensin II), approved to increase blood pressure in adults with septic or other distributive shock and XERAVA® (eravacycline) for the treatment of complicated intra-abdominal infections (cIAIs).

“The acquisition of La Jolla strengthens our footprint in the hospital and infectious disease spaces by adding a robust portfolio of marketed products and an excellent team,” said Pavel Raifield, Chief Executive Officer of Innoviva. “It is also highly complementary to Entasis, providing an established platform to bring SUL-DUR, a differentiated anti-infective, to patients if approved. We look forward to working together as a stronger, combined company serving the needs of patients, physicians, and hospitals.”

Additional Transaction Details

The depositary for the tender offer has advised that, as of the expiration of the tender offer, a total of 21,703,224 shares of La Jolla’s common stock were validly tendered and not withdrawn in the tender offer. Such shares of La Jolla’s common stock represent approximately 87.03% of the shares, which satisfied the minimum condition for the tender offer. All conditions of the offer were satisfied and Innoviva completed its acquisition of all issued and outstanding equity securities of La Jolla for the Offer Price. Additionally, as a consequence of the merger, each share of La Jolla’s Series C-12 Convertible Preferred Stock (other than those as to which holders properly exercise dissenters’ rights and those owned at the commencement of the tender offer by Innoviva or its affiliates) was automatically converted into the right to receive an amount in cash equal to 1,724.04 times the Offer Price. As a result of the acquisition, La Jolla became a wholly-owned subsidiary of Innoviva and the company’s common stock will be delisted from the Nasdaq Global Market.

For additional background on the acquisition, please read the announcement press release here.

About Innoviva

Innoviva is a diversified holding company with a portfolio of royalties and other healthcare assets. Innoviva’s royalty portfolio includes respiratory assets partnered with Glaxo Group Limited (“GSK”), including RELVAR®/BREO® ELLIPTA® (fluticasone furoate/ vilanterol, “FF/VI”), ANORO® ELLIPTA® (umeclidinium bromide/ vilanterol, “UMEC/VI”) and, formerly, TRELEGY® ELLIPTA® (the combination FF/UMEC/VI). Under the Long-Acting Beta2 Agonist (“LABA”) Collaboration Agreement, Innoviva is entitled to receive royalties from GSK on sales of RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA®.

ANORO®, RELVAR®, BREO®, TRELEGY® and ELLIPTA® are trademarks of the GSK group of companies.

Forward Looking Statements

This press release contains certain “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives, and future events. Innoviva intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “expect”, “goal”, “intend”, “objective”, “opportunity”, “plan”, “potential”, “target” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve substantial risks, uncertainties, and assumptions. These statements are based on the current estimates and assumptions of the management of Innoviva as of the date of this press release and are subject to known and unknown risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Innoviva to be materially different from those reflected in the forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to: expected cost savings; lower than expected future royalty revenue from respiratory products partnered with GSK; the commercialization of RELVAR®/BREO® ELLIPTA®, ANORO® ELLIPTA® and, formerly, TRELEGY® ELLIPTA® in the jurisdictions in which these products have been approved; the strategies, plans and objectives of Innoviva (including Innoviva’s growth strategy and corporate development initiatives beyond the existing respiratory portfolio); the timing, manner, and amount of potential capital returns to shareholders; the status and timing of clinical studies, data analysis and communication of results; the potential benefits and mechanisms of action of product candidates; expectations for product candidates through development and commercialization; the timing of regulatory approval of product candidates; and projections of revenue, expenses and other financial items; the impact of the novel coronavirus (“COVID-19”). Other risks affecting Innoviva are described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Innoviva’s Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Reports on Form 10-Q, which are on file with the Securities and Exchange Commission (“SEC”) and available on the SEC’s website at www.sec.gov. Past performance is not necessarily indicative of future results. No forward-looking statements can be guaranteed, and actual results may differ materially from such statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. The information in this press release is provided only as of the date hereof, and Innoviva assumes no obligation to update its forward-looking statements on account of new information, future events or otherwise, except as required by law.

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